Exhibit 10.1
January 11, 2024
Via Email
Sagar Kurada
Re: Transition Agreement
Dear Sagar:
This letter sets forth the substance of the transition agreement (the “Agreement”) which Heliogen, Inc. (the “Company”) is offering to you to aid in your employment transition.
1.Separation Date. As discussed, you and the Company have mutually agreed to part ways and your employment with the Company will end on January 31, 2024 (the “Separation Date”). You hereby resign from your role as Chief Financial Officer (and from any and all officer positions held by you at the Company or any of its subsidiaries), effective as of the date of this Agreement. Between the date of this Agreement and the Separation Date (the “Transition Period”), you will assist the Company with an orderly transition of your job responsibilities and perform such other transition duties as may be requested by the Company’s Chief Executive Officer (“CEO”) or its Board of Directors (the “Board”). Provided you comply with your obligations during the Transition Period, the Company will also work with you during this time on mutually agreeable internal and external messaging regarding your employment transition from the Company. You will continue to receive your current salary and benefits during the Transition Period, but you acknowledge and agree that you are not eligible for and will not receive a performance bonus for 2023.
2.Accrued Salary. On the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive this payment regardless of whether or not you sign this Agreement. You acknowledge that the Company has a flexible time off policy and you therefore have no accrued and unused vacation or paid time off to be paid out upon separation from employment.
3.Separation Benefits. Although you are not otherwise entitled to any separation or severance benefits, if you (a) timely execute this Agreement and remain employed through the Transition Period, (b) execute the Updated Release of Claims attached to this Agreement as Exhibit A (the “Updated Release”) on or within three (3) days after the Separation Date and allow it to become effective, and (c) otherwise comply fully with your obligations hereunder ((a)‑(c) collectively, the “Separation Criteria”), the Company will provide you with the following separation benefits (the “Separation Benefits”):

(a)Continued Payments. Provided you support the Company with the orderly transition of your work, the Company will provide you with payments equivalent to your base salary in effect as of the Separation Date for two (2) months following the Separation Date. These payments will be made subject to standard payroll deductions and withholdings on the Company’s regular payroll dates, beginning with the first such date to occur at least five (5) business days following the “Effective Date of Updated Release” (as defined in Exhibit A).
(b)COBRA Premium. If you timely elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or applicable state law, for you and your covered dependents, the Company will pay, as and when due to the insurance carrier or COBRA administrator (as applicable), the COBRA health insurance premiums for you and your eligible dependents, if any, until the earlier of: (A) two (2) months following the Separation Date, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) such time as you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (thereafter, you will be responsible for all COBRA premium payments, if any) (such time, the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986 or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then provided you remain eligible for reimbursement in accordance with this Section, in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings for the remainder of the COBRA Payment Period. You may, but are not obligated to, use this payment to pay for medical expenses. If you become eligible for coverage under another employer’s group health plan through self-employment or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this Section will cease.
(c)Mutual Non-Disparagement. As an additional Separation Benefit, the Company will provide you with the mutual non-disparagement benefit described in Section 10(b) below.
4.Benefit Plans. If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on the last date of the month in which your Separation Date occurs. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense, with the potential for certain payments to be made by the Company pursuant to Section 3(b) above. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.
You may be eligible for unemployment insurance benefits after the Separation Date. You acknowledge that whether you receive unemployment compensation will be decided by the applicable state agency and not by the Company. Your local state agency charged with Unemployment Insurance matters can provide you with benefits and eligibility information regarding unemployment compensation.

5.Restricted Stock Units. You were originally awarded 750,000 restricted stock units (the “RSUs”) (as adjusted for the Company’s 1-for-35 reverse stock split to 21,428 RSUs) pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”). Under the Plan, your grant notice and the agreements governing the RSUs (the “RSU Documents”), vesting of the RSUs will cease as of the Separation Date and as of that date, none of the RSUs will have vested.
6.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, commission, separation, severance or other payments or benefits after the Separation Date.
7.Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.
8.Return of Company Property. By the Separation Date, or upon the Company’s earlier request, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company property with Christie Obiaya. Receipt of the Separation Benefits described in Section 3 of this Agreement is expressly conditioned upon return of all Company property.
9.Proprietary Information and Post-Employment Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employee Confidentiality & Non-Disclosure Agreement not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation activities. A copy of your Employee Confidentiality & Non-Disclosure Agreement is attached hereto as Exhibit B. If you have any doubts as to the scope of the restrictions in your agreement, you should contact Christie Obiaya immediately to assess your compliance. As you know, the Company will enforce its contract rights. Please familiarize yourself with the enclosed agreement which you signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

10.Non-Disparagement.
(a)You agree not to disparage the Company, and the Company’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, the United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency, similar state or local agency, law enforcement, or an attorney you retain, or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.
(b)If you satisfy the Separation Criteria set forth in Section 3 above, the Company agrees not to disparage you or your agents or representatives after the Separation Date in any manner likely to be harmful to you or your business or personal reputation; provided, however, that the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company’s obligations under this Section 10(b) are limited to its representatives with knowledge of this provision, including the members of its Board and its executive officers.
11.Cooperation. You agree to reasonably cooperate with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships, the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, and any ongoing investigations or litigation requiring your involvement or assistance, by making yourself reasonably available during regular business hours.
12.Release.
(a)General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (the “Company Parties”) from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.
(b)Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company, including your Executive Employment Agreement dated July 6, 2023, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance or separation pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code, the California Family Rights Act, and the California Fair Employment and Housing Act. You acknowledge that you have been advised, pursuant to California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
(c)Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
You hereby expressly waive and relinquish all rights and benefits under that Section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.
(d)Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any claims that may arise from events that occur after the date this waiver is executed; (ii) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully-executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (iii) any claims that cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state, or local government agency; or (iv) any claims for breach of this Agreement.
(e)Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment, or discrimination or any other conduct that you have reason to believe is unlawful. Additionally, nothing in this Agreement waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).

13.Your Acknowledgments and Affirmations. You acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim; (iii) you have been given sufficient time to consider this Agreement and to consult an attorney or advisor of your choosing; and (iv) you are knowingly and voluntarily executing this Agreement waiving and releasing any claims you may have as of the date you execute it. You hereby represent that you have been paid all compensation owed and for all hours worked, you have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Company’s policies, applicable law or otherwise, and you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim. You further represent that, as of the date of this Agreement, you have not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against any of the Company Parties in any court, arbitral forum or with any governmental agency.
14.No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
15.Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 8, 9, 10 and 11 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. The parties agree that if either party is successful in whole or part in any legal or equitable action to enforce this Agreement, then the enforcing party is entitled to recover from the other party all of the costs, including reasonable attorneys’ fees, incurred in enforcing the terms of this Agreement.
16.Section 409A. It is intended that all of the separation payments and benefits payable under Section 3 of this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that complies with Section 409A.

17.Miscellaneous. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.
If this Agreement is acceptable to you, please sign below and return it to me on or before the date that is five (5) days after you receive this Agreement. The Company’s offer of Separation Benefits contained herein will automatically expire if you do not sign and return the fully-signed Agreement within this timeframe.
I wish you all the best in your future endeavors.
[signatures to follow on next page]

Sincerely,

Heliogen, Inc.

By:	/s/ Christie Obiaya
Christie Obiaya
Chief Executive Officer
AGREED TO AND ACCEPTED:

/s/ Sagar Kurada
Sagar Kurada
Date:	January 11, 2024

Exhibit A – Updated Release of Claims
Exhibit B – Employee Confidentiality & Non-Disclosure Agreement

EXHIBIT A
UPDATED RELEASE OF CLAIMS
(To be signed and returned to the Company on or within three (3) days after the Separation Date and in no event before the Separation Date)
Heliogen, Inc. (the “Company”) and Sagar Kurada (the “Employee”) entered into a Transition Agreement dated January 11, 2024 (the “Transition Agreement”). The parties to that Transition Agreement hereby further agree as follows:
1. A blank copy of this Updated Release of Claims (“Updated Release”) was attached to the Agreement as Exhibit A and the parties agree that it is part of the Agreement.
2. In consideration of the Separation Benefits, Employee hereby extends the release of claims in Section 12 of the Agreement to any claims that arose through the date he signs this Updated Release and extends the representations he has made in Section 13 of the Agreement through the date he signs this Updated Release.
3. Employee also hereby extends the release of claims in Section 12 of the Agreement to any and all Claims under the federal Age Discrimination in Employment Act, as amended (“ADEA”). Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, and that the consideration given for this Updated Release is in addition to anything of value to which he was already entitled. Employee further acknowledges that he has been advised by this writing, as required by the ADEA, that: (1) this Updated Release does not apply to any rights or claims that arise after the date he signs this Updated Release; (2) Employee should consult with an attorney prior to signing this Updated Release; (3) Employee has been given more than twenty-one (21) calendar days to consider this Updated Release (although he may choose to voluntarily execute this Updated Release earlier, though not earlier than the Separation Date); (4) Employee has seven (7) calendar days following the date he signs this Updated Release to revoke it; and (5) this Updated Release will not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date of Updated Release”), which will be the eighth (8th) calendar day after Employee signs it.
4. The parties agree that this Updated Release is a part of the Transition Agreement.
Understood, Accepted and Agreed:

Heliogen, Inc.		Employee

By:		By:
Name:	Christie Obiaya		Sagar Kurada
Title:	Chief Executive Officer
Dated:		Dated:

EXHIBIT B

Employee Confidentiality & Non-Disclosure Agreement